As filed with the Securities and Exchange Commission on October 17, 2013
Registration No. 333-124911

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SUNOPTA INC.
(Exact name of issuer as specified in charter)

Canada	Not Applicable
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

2838 Bovaird Drive West
Brampton, Ontario L7A 0H2, Canada
(Address, including zip code,
of registrant’s principal executive offices)

SunOpta Inc. 2002 Stock Option Plan, as Amended and Restated May 2011
(Full title of the plan)

Robert McKeracher
Vice President and Chief Financial Officer
2838 Bovaird Drive West
Brampton, Ontario L7A 0H2, Canada
(905) 455-1990
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

Copy to:
Reed W. Topham, Esq.
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, UT 84111
801-328-3131

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [_]	Accelerated filer [X]
Non-accelerated filer [_]	Smaller reporting company [_]
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

SunOpta Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to three Registration Statements on Form S-8 (Registration Nos. 333-124911, 333-144827 and 333-176675) (the “Prior S-8s”) filed with the United States Securities and Exchange Commission (the “SEC”) with respect to shares of the Registrant’s Common Stock to be offered and sold pursuant to the Registrant’s 2002 Stock Option Plan, as Amended and Restated May 2011 (the “2002 Option Plan”). A total of 7,500,000 shares of Common Stock were registered for issuance under the 2002 Option Plan pursuant to the Prior S-8s. As of May 28, 2013, options for 4,323,160 shares of Common Stock were outstanding under the 2002 Option Plan and 867,031 shares of Common Stock remained available for option grants under the 2002 Option Plan.

The Registrant has since combined the 2002 Option Plan into the Registrant’s 2013 Stock Incentive Plan as of May 28, 2013 (the “2013 Plan”), so that all future equity awards under the 2002 Option Plan will be made under the 2013 Plan. According to the terms of the 2013 Plan, the shares of Common Stock that were available for grant under the 2002 Option Plan as of May 28, 2013 (“Carry Over Shares”), and any shares of Common Stock subject to options previously granted under the 2002 Option Plan that subsequently expire or terminate without being exercised, are included in the reserve of shares of Common Stock available for issuance under the 2013 Plan. The total number of shares of Common Stock previously reserved and available for grants under the 2002 Option Plan on May 28, 2013 was 867,031. The Carry Over Shares are hereby deregistered. The Prior S-8s otherwise remain in effect as to the shares of Common Stock outstanding under the 2002 Option Plan.

Contemporaneously with this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register the shares of Common Stock available for offer or sale pursuant to the 2013 Plan, including the Carry Over Shares.

To the extent any additional shares of Common Stock that remain subject to outstanding awards under the 2002 Option Plan otherwise would have been returned to the 2002 Option Plan after May 28, 2013 on account of expiration or termination of options without being exercised, those shares of Common Stock instead will be included in the reserve of shares of Common Stock for issuance under the 2013 Plan. Accordingly, the Registrant may periodically file additional post-effective amendment(s) to the Prior S-8s and additional Registration Statement(s) on Form S-8 to carry forward such shares of Common Stock from the 2002 Option Plan to the 2013 Plan for issuance thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brampton, Province of Ontario, Canada, on October 17, 2013.

SUNOPTA INC.

By: /s/ Robert McKeracher
       Robert McKeracher
       Vice President and Chief Financial Officer
       (Principal Financial and Accounting Officer)

Note: No other person is required to sign this Post-Effective Amendment No. 1 to Form S-8 Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.